FINET.COM COMPLETES $7.4 MILLION
                            PRIVATE EQUITY PLACEMENT

                        NEW EQUITY TO BE USED TO FURTHER
                              DRIVE COMPANY GROWTH


San Ramon, Calif., October 17, 2000 -- FiNet.com, Inc. (NASDAQ: FNCM www.FiNet.com, "America's Home Finance Network," (the "Company") today announced that it closed a $7,400,000 private placement of common stock to a prominent group of the Company's existing private investors. The capital will be used to expand the Company's warehouse lines of credit to accommodate the significant increased growth and demand for the Company's technology-based mortgage lending services.

The investment group consists of a prominent group of Finet's existing shareholders including one of Portugal's largest international investment banks, Banco Espirito Santo de Investimento, S.A.

The offering consists of 18, 500,000 shares of common stock at a purchase price of $0.40 per share. The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

"This private placement reinforces the commitment of our existing strategic investment partners, and demonstrates their continued confidence in management and our ability to execute our aggressive business plan," stated Rick Cossano, President and CEO of FiNet.com. "Our primary reason for completing this equity financing is to secure additional warehouse credit lines to meet our increased funding demands and to move us aggressively toward our goal of Company profitability. We view this financing commitment by, and support of, our major shareholders as a clear validation of our strategic direction and the business opportunity available to Finet.com"

About FiNet.com

FiNet.com, Inc., through its wholly owned subsidiaries (the "Company") is a leading e-commerce provider of financing services that facilitate home ownership, including a variety of technology and loan products and automated services for mortgage broker businesses and for consumers. The Company offers online solutions to mortgage broker businesses through Monument Mortgage at www.monument.com and residential financial services directly to consumers at www.finet.com.
Contact Information: Paula Norris, Investor Relations 925-242-6511

                                   Safe Harbor


Certain statements in this press release, including statements regarding the anticipated development and expansion of the Company's business, and the intent, belief or current expectations of the Company, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

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